Exhibit 10.10

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the “Agreement”) is made and entered into on this day of January, 2026 by and between MERCURY INSURANCE SERVICES, LLC, a California limited liability company (“Manager”) and MERCURY INSURANCE COMPANY OF TEXAS, a Texas corporation (the “Company”).

WHEREAS, the parties are affiliated through common ownership and control, and desire to enter into this Agreement setting out their respective rights and duties relating to the management of the Company by Manager,

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. Effective Date. This agreement shall become effective on the 1st day of January, 2026, and shall remain in effect until terminated as provided herein.

2. Delegation of Management Duties. The Company hereby delegates to manager all of the rights and duties related to the management of the Company which Company is permitted to so delegate by the laws of the State of Texas. Such delegation shall be subject to the control and approval of the Board of Directors of the Company. This Agreement is not intended to supersede or replace the policy making decisions of, or the supervisory responsibilities of, the Board of Directors of the Company. The Company will oversee the functions and services provided to it by Manager and will monitor those functions at least annually for quality assurance.

The rights and duties delegated to Manager shall include, but not be limited to providing all services related to: administration; financial accounting; actuarial; investment; information systems management and data processing; human resources; underwriting insurance policies; settling and adjusting claims and other losses; defending lawsuits; establishing premium rates; establishing and choosing sales agents; determining agents’ commissions; preparing all records necessary for the conduct of the insurance business; and furnishing all forms, supplies and other equipment necessary for the conduct of the insurance business of the Company.

3. Management of the Company. The Manager agrees to provide all management and administrative services, including, but not limited to: administrative management; human resources; information systems management and data processing; legal; insurance operations; accounting; actuarial; financial management; auditing; investment of assets; printing and mail services; underwriting; claims adjusting; premium billing; and any other services as requested by the Company. Manager may not place business with the Company, but shall be authorized to accept and process on the Company’s behalf insurance policies produced and sold by other agents. Manager shall provide such services in accordance with the applicable laws and regulations in the jurisdictions in which the Company is licensed.

4. Salvage and Subrogation. To the extent requested by the Company, Manager shall assert and pursue salvage and subrogation claims on behalf of the Company, including all aspects of collection in connection with such claims. Manager shall remit the amounts recovered to the Company monthly, in accordance with the settlement terms applicable to reimbursements payable to Manager, as provided paragraph 7 below. Either the Manager or the Company may offset the amounts owed by it against amounts owed to it by the other party under this Agreement or any other agreement between the parties

5. Payment of Operating Expenses. Manager agrees to pay on behalf of the Company all operating expenses, including, but not limited to: rent; supplies; salaries of all personnel; payroll-related expenses, including employment taxes; expenses relating to employment benefits; telephone; advertising; loss adjustment expenses as agreed between the parties; legal defense costs; court costs; costs related to loss analysis; financial accounting; premium collection costs; agent commissions and agent contingent commissions; agent-related fees, including but not limited to agency appointment fees; audit fees; investment counsel fees; and membership fees in trade associations. The Company shall have the right to pay any of its own expenses directly, notwithstanding this Agreement. The Company shall not advance any funds to the Manager except to pay for services defined in this Agreement.

In the event the Company incurs an expense on behalf of another company managed by Manager, then it shall be entitled to charge that company for such expenses either directly or seek reimbursement by Manager.

6. Expenses Paid by the Company. Notwithstanding the foregoing, the Company shall be responsible for the payment of the following expenses: management fees; premium taxes; losses; reserves for unpaid losses; reserves for unpaid loss adjustment expenses; assigned risk or similar assessments; Fair Plan, guaranty association or similar assessments; directors’ fees; reinsurance premiums; political contributions; premiums paid for insurance policies for which the Company is the beneficiary or owner; taxes of all types; and costs which may be levied on insurance companies by any regulatory authority or through the Tax Allocation Agreement between the member companies of the Mercury Insurance Group.

7. Management Fee. Manager shall be reimbursed monthly, on an actual cost basis without a profit factor, for all expenses incurred on behalf of the Company. Said reimbursement shall be paid monthly by the Company to the Manager within 60 days following the end of each month. Manager shall provide an annual accounting to the Company of all expenses incurred and reimbursed during the prior year to enable the Company to include such information in its financial statements. The indirect and shared expenses shall be allocated in accordance with SSAP No. 70.

8. Ownership of Records and Assets. The ownership and legal title to the books and records of the Company, including the insurance policies issued by the Company, insurance policy records, policy and claims data, legal records, and accounting records of the Company shall remain in and with the Company, and subject to the Company’s control, however Manager shall have access to such records at all times and the Company shall permit Manager to examine and copy any such data in the Company’s possession. The books and records of the Company include all books and records developed or maintained under or related to this Agreement. The Company shall have the right to conduct audits of the Manager’s operations, books, records, and accounts relating to the business conducted under this Agreement no more than once annually, upon reasonable advance notice to the Manager. All funds and invested assets of the Company are the exclusive property of the Company, held for the benefit of the Company and are subject to the control of the Company.

9. Termination. Either party may terminate this Agreement upon ninety (90) days prior written notice to the nonterminating party, although the parties may mutually agree to a shorter period of notice. Upon termination, Manager shall provide a final accounting to the Company for services provided prior to termination, and the Company shall pay such invoice within sixty (60) days of receipt thereof. Manager has no right of automatic termination if the Company is placed in receivership pursuant to Texas Insurance Code Chapter 443.

10. Independent Contractor Status. The relationship of Manager to the Company shall be that of an independent contractor rather than employer and employee and nothing contained in this Agreement or in the rules and regulations of the Company shall be construed to create the relationship of employer and employee between Manager and the Company.

11. Applicable Law. This Agreement and the rights of the parties hereunder shall be governed by, construed and enforced in accordance with the laws of the State of Texas, including the laws governing the choice of law.

12. Assignment. This Agreement may not be assigned by either party except with the express written consent of the other party. Nothing in this Agreement is intended to confer upon any person other than the parties hereto, their permitted assigns and their successors, any rights or remedies under or by reason of this Agreement.

13. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors or assigns of the parties hereto.

14. Confidentiality. Each party agrees to treat any proprietary information obtained, as a consequence of this Agreement, regarding the other party, its clients, products, practices and personnel as confidential and proprietary in nature and not to be shared with any other entity without the express written prior permission of such party. The parties agree that a party aggrieved by a breach of this provision shall be entitled to injunctive relief, and any other remedies afforded by law.

15. Entire Agreement. This Agreement contains the entire Agreement of the parties hereto and no representations, inducements, promises, or Agreements, oral or otherwise, between the parties not embodied or incorporated herein shall be of any force of effect.

16. Indemnification. Manager shall indemnify and hold the Company harmless against any liability, costs, expenses, fines, losses, or damages, including attorney’s fees and costs, incurred in the defense or investigation of any claim, suit, proceeding or action of any kind arising out of any negligent, grossly negligent, or willful misconduct, or any intentionally illegal or wrongful act or omission by the Manager in providing services under this Agreement, or related to the Manager’s failure to act in accordance with all applicable state or federal law in connection with any transaction or provision covered by this Agreement. Each party shall promptly notify the other party of the existence of any claim, suit, proceeding or other matter as to which the indemnification obligations would apply. Each party shall make available all information and assistance that the other party may reasonably request.

17. Modification. This Agreement may only be amended by a written amendment or addendum executed by both parties hereto. Any amendments to this Agreement shall first be filed with the Texas Department of Insurance in accordance with Texas Insurance Code section 823.103.

18. Nonwaiver. No failure of either party to exercise any power or right given either party hereunder or to insist upon strict compliance by either party with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

19. Notices. Except as noted, all notices and consents required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when delivered personally, transmitted by first class mail, postage prepaid, or sent by a nationally recognized express courier service, postage delivery charges prepaid, as follows:

To Manager: To Company:
Mercury Insurance Services, LLC Mercury Insurance Company of Texas
Attn: President Attn: President
4484 Wilshire Blvd. P.O. Box 728866
Los Angeles, CA Oklahoma City, OK 73132-8866

Either party may from time to time change its address for notices, by giving notice of a new address to the other party in accordance with this Section.

20. Receivership. If the Company is placed in receivership or seized by the Commissioner under Texas Insurance Code Chapter 443:

a.All the rights of the Company under the Agreement shall extend to the receiver or the Commissioner;

b.     All books and records developed or maintained under and related to this Agreement will immediately be made available to the receiver or Commissioner, and must be turned over to the receiver or Commissioner immediately upon request; and

c.     Manager will continue to maintain any systems, programs, or other infrastructure supporting this Agreement notwithstanding such seizure, and will make them available to the receiver or Commissioner, as applicable, for so long as Manager continues to receive timely payment for services rendered.

21. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions of this Agreement shall not be affected thereby and shall be enforceable without regard thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

MERCURY INSURANCE SERVICES, LLC MERCURY INSURANCE COMPANY OF
TEXAS

By: /s/ Theodore R. Stalick, SVP & CFO     By: /s/ Theodore R. Stalick, SVP & CFO